UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2010

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Blandonnet International Business Center Building F, 7th Floor Chemin de Blandonnet Vernier, Switzerland		CH-1214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 12, 2010, Robert L. Long notified Transocean Ltd. (the “Company”) that he will retire as Chief Executive Officer of the Company effective February 28, 2010. In connection with Mr. Long’s retirement, he is resigning as a member of the Board of Directors of the Company effective as of the same date.

(c) Effective March 1, 2010, Steven L. Newman will become Chief Executive Officer of the Company and will relinquish his duties as Chief Operating Officer. Mr. Newman, age 45, has served as President since May 2008. Mr. Newman also served as Chief Operating Officer from May 2008 to November 2009 and resumed those duties from December 2009 until the present. From November 2007 until May 2008, Mr. Newman served as Executive Vice President, Performance, leading the Company’s three business units and focusing on customer service delivery and performance improvement across the company’s worldwide fleet. He previously served in senior management roles, including Executive Vice President and Chief Operating Officer from October 2006 to November 2007, Senior Vice President of Human Resources and Information Process Solutions from May 2006 to October 2006, Senior Vice President of Human Resources, Information Process Solutions and Treasury from March 2005 until May 2006, and Vice President of Performance and Technology from August 2003 until March 2005. He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department.

On February 12, 2010, the Executive Compensation Committee of the Board of Directors approved compensation increases for Mr. Newman in connection with his promotion. Effective March 1, 2010, Mr. Newman’s base salary will be $900,000, his 2010 annual cash bonus opportunity percentage will be 100%, and his 2010 target Long-Term Incentive Plan value will be $5.4 million.

Arnaud A.Y. Bobillier will remain Executive Vice President, Assets but will temporarily perform the functions of principal operating officer while the Company considers alternatives. Mr. Bobillier, age 54, has been Executive Vice President, Assets of the Company since March 2008. Mr. Bobillier served as Senior Vice President of the Company’s Europe and Africa Unit, which covers offshore drilling operations in 15 countries, from January 2008 to March 2008. Previously, Mr. Bobillier served as Vice President of the Company’s Europe and Africa unit from May 2005 to January 2008. He also served as Regional Manager for the Europe and Africa Region from January 2004 to May 2005. From September 2001 to January 2004, Mr. Bobillier served as Regional Manager for the Company’s West Africa Region. He began his career with a predecessor company in 1980 and has served in various management positions in several countries, including the U.S., France, Saudi Arabia, Indonesia, Congo, Brazil, South Africa and China.

(e) On February 12, 2010, the Executive Compensation Committee of the Board of Directors, in addition to other compensation actions, approved the following material compensation arrangements.

Mr. Brown was granted a retention award with a grant date of February 18, 2010. Mr. Brown was granted 8,103 restricted shares in the form of a time-vested deferred unit. The number of restricted shares granted to Mr. Brown was calculated at approximately 150% of his new base salary divided by the average of the closing price of the Company’s shares for the last 30 consecutive trading days prior to February 1, 2010, or $87.36. The shares vest in one-third increments over a three-year period on the anniversary of the date of grant.

Mr. Rosa’s target Long-Term Incentive Plan award value increased from $1.2 million to $1.5 million.

Item 7.01	Regulation FD Disclosure

On February 18, 2010, we issued a press release relating to the change in our Chief Executive Officer. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibits.

The exhibit to this report is as follows:

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: February 18, 2010	By:	/S/ MARGARET C. FITZGERALD
Margaret C. Fitzgerald
Associate General Counsel